Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	BioTelemetry, Inc.
Heather C. Getz
Investor Relations
800-908-7103
investorrelations@biotelinc.com

BioTelemetry, Inc. Reports Third Quarter 2014 Financial Results

Malvern, PA — (GLOBE NEWSWIRE) — October 30, 2014 — BioTelemetry, Inc. (NASDAQ:BEAT), the leading wireless medical technology company focused on the delivery of health information to improve quality of life and reduce cost of care, today reported results for the third quarter ended September 30, 2014.

Company Highlights

•                  Revenue increased 35% to $43.1 million, which includes 9% organic growth

•                  Experienced ninth consecutive quarter of year over year revenue growth

•                  Serviced over 135,000 patients in the quarter, doubling the prior year volume

•                  Generated positive adjusted EBITDA of $6.0 million

•                  Announced the reinstatement of Cigna Corporation’s coverage of the MCOTTM service

President and CEO Commentary

Joseph Capper, President and Chief Executive Officer of BioTelemetry, Inc., commented: “We are pleased to report strong third quarter results, highlighted by revenue growth of 35% and our highest adjusted operating income in five years.  Our successful third quarter was driven by an increase in patient volume of 110%, to over 135,000 patients, due in part to our acquisitions of Mednet and BMS earlier this year as well as over 20% organic volume growth.  The leverage gained from the acquisitions, coupled with our organic growth, allowed us to achieve an EBITDA return of 14% despite the reduction in Medicare rates that occurred in January.

“Our results reflect the continued success we are having selling our comprehensive suite of monitoring services.  The positive impact of this strategy, along with the reinstatement of Cigna’s coverage of MCOTTM, is building momentum as we look forward to 2015.  We will gain additional leverage through the integration of the acquisitions as well as through operational efficiencies that have been identified in the base business.  As a result, we expect our business to continue to strengthen through the remainder of the year and into 2015.  Finally, as we look to the future, we will maintain our focus on solidifying our leadership position in cardiac monitoring, establishing a leading research services business and leveraging our existing infrastructure in new markets.”

Third Quarter Financial Results

Revenue for the third quarter 2014 was $43.1 million compared to $31.9 million in the third quarter 2013, an increase of $11.2 million or 35.3%.  Approximately $8.5 million of the total increase was related to the acquisitions of Mednet and BMS.  Excluding acquisitions, the remaining increase was due to increased volume in the Patient Services and Product segments which was partially offset by the previously announced price reduction from Medicare, as well as reduced rates from commercial contracts tied to Medicare.  In addition, our Research Services segment declined $1.2 million due to a strong third quarter last year as well as several studies that were completed earlier than expected.  For the three months ended September 30, 2014, patient revenue was comprised of 42% Medicare and 58% commercial.

Gross profit for the third quarter 2014 increased to $23.7 million, or 54.9% of revenue, compared to $19.2 million, or 60.3% of revenue, in the third quarter of 2013.  Gross profit for the third quarter 2014 on an adjusted basis was $24.2 million, or 56.2% of revenue, excluding $0.6 million related to nonrecurring charges.  This compares to gross profit for the third quarter 2013 on an adjusted basis of $19.4 million, or 61.0% of revenue, excluding $0.2 million related to nonrecurring charges.  The decrease in the adjusted gross profit percentage was primarily related to the lower margin patient mix from the acquisitions, which had an impact of 450 basis points.  The benefit from the organic patient growth was offset by the reduction in reimbursement rates.

On a GAAP basis, operating expenses for the third quarter 2014 were $23.2 million, an increase of 5.1% compared to $22.1 million in the third quarter 2013.  On an adjusted basis, operating expenses for the third quarter were $22.1 million, a 16.6% increase compared to $19.0 million for the prior year quarter.  These adjusted operating expenses exclude $1.0 million in the third quarter 2014 primarily due to integration activities, patent litigation and other legal fees, and $3.1 million in the third quarter 2013 primarily related to patent litigation, integration activities and costs associated with the creation of the holding company structure.  The increase in adjusted operating expense was driven by the addition of Mednet and BMS.  Adjusted operating expense in the base business was slightly lower due to a decrease in headcount related and meeting expense.

On a GAAP basis, the Company was breakeven for the third quarter 2014, compared to a net loss of $3.0 million, or a loss of $0.12 per diluted share, for the third quarter 2013.  Excluding expenses related to integration, restructuring and other nonrecurring charges, adjusted net income for the third quarter 2014 was $1.6 million, or income of $0.06 per diluted share.  This compares to adjusted net income of $0.3 million, or income of $0.01 per diluted share, for the third quarter 2013, which excludes the impact of integration, restructuring and other nonrecurring charges.

Liquidity and Capital Resources

As of September 30, 2014, total cash was $12.2 million, a decrease of $10.0 million compared to December 31, 2013.  The significant uses of cash during the year to date period included $10.0 million for capital expenditures, primarily for medical devices and the development of a new Patient Services operating system, and $6.1 million for the acquisitions of Mednet and Radcore.  In addition, as of September 30, 2014, the Company had $17.5 million of debt, $9.5 million of which was assumed in connection with the Company’s acquisition of Mednet and $8.0 million from the Company’s credit facility that was used in connection with the purchase of BMS.

Conference Call

BioTelemetry, Inc. will host an earnings conference call on Thursday, October 30, 2014, at 5:00 PM Eastern Time.  The call will be simultaneously webcast on the investor information page of our website, www.biotelinc.com.  The call will be archived on our website for two weeks.

About BioTelemetry

BioTelemetry, Inc., formerly known as CardioNet, Inc., is the leading wireless medical technology company focused on the delivery of health information to improve quality of life and reduce cost of care.  The Company currently provides cardiac monitoring services, original equipment manufacturing with a primary focus on cardiac monitoring devices and centralized cardiac core laboratory services.  More information can be found at www.biotelinc.com.

Cautionary Statement Regarding Forward-Looking Statements

This document includes certain forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These statements may be identified by words such as “expect,” “anticipate,” “estimate,” “intend,” “plan,” “believe,” “promises” and other words and terms of similar meaning.  Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including important factors that could delay, divert, or change any of these expectations, and could cause actual outcomes and results to differ materially from current expectations.  These factors include, among other things, our ability to successfully integrate the Mednet, Biomedical Systems and Radcore businesses into our business and the effect such acquisitions will have on our results of operation, our ability to successfully finalize a settlement of the Department of Justice investigation, effectiveness of our cost savings initiatives, relationships with our government and commercial payors, changes to insurance coverage and reimbursement levels for our products, the success of our sales and marketing initiatives, our ability to attract and retain talented executive management and sales personnel, our ability to identify acquisition candidates, acquire them on attractive terms and integrate their operations into our business, the commercialization of new products, market factors, internal research and development initiatives, partnered research and development initiatives, competitive product development, changes in governmental regulations and legislation, the continued consolidation of payors, acceptance of our new products and services, patent protection, adverse regulatory action, and litigation success.  For further details and a discussion of these and other risks and uncertainties, please see our public filings with the Securities and Exchange Commission, including our latest periodic reports on Form 10-K and 10-Q.  We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

Consolidated Statements of Operations

(In Thousands, Except Per Share Amounts)

	Three Months Ended
	(unaudited)
	September 30, 2014	September 30, 2013

Revenue	$43,113	$31,874
Cost of revenue	19,435	12,640
Gross profit	23,678	19,234
Gross profit %	54.9%	60.3%

Operating expenses:
General and administrative expense	10,987	8,959
Sales and marketing expense	7,299	6,708
Bad debt expense	1,868	1,427
Research and development expense	1,993	1,898
Integration, restructuring and other charges	1,045	3,077
Total operating expenses	23,192	22,069

Income (loss) from operations	486	(2,835)
Interest and other (loss), net	(293)	(97)

Income (loss) before income taxes	193	(2,932)
Loss from income taxes	(222)	(24)
Net loss	$(29)	$(2,956)

Loss per Share:
Basic	$(0.00)	$(0.12)
Diluted	$(0.00)	$(0.12)

Weighted Average Shares Outstanding:
Basic	26,522	25,616
Diluted	26,522	25,616

Consolidated Statements of Operations

(In Thousands, Except Per Share Amounts)

	Nine Months Ended
	(unaudited)
	September 30, 2014	September 30, 2013

Revenue	$122,925	$96,396
Cost of revenue	53,990	38,121
Gross profit	68,935	58,275
Gross profit %	56.1%	60.5%

Operating expenses:
General and administrative expense	32,898	27,564
Sales and marketing expense	21,911	19,737
Bad debt expense	6,972	5,861
Research and development expense	5,740	5,400
Integration, restructuring and other charges	5,025	6,820
Total operating expenses	72,546	65,382

Loss from operations	(3,611)	(7,107)
Interest and other (loss), net	(7,151)	(211)

Loss before income taxes	(10,762)	(7,318)
Benefit (loss) from income taxes	2,623	(24)
Net loss	$(8,139)	$(7,342)

Loss per Share:
Basic	$(0.31)	$(0.29)
Diluted	$(0.31)	$(0.29)

Weighted Average Shares Outstanding:
Basic	26,354	25,450
Diluted	26,354	25,450

Summary Financial Data

(In Thousands)

	September 30, 2014	December 31, 2013
	(unaudited)	(unaudited)

Cash and investments	$12,190	$22,151
Patient accounts receivable, net	16,910	11,437
Other accounts receivable, net	8,435	5,680
Days sales outstanding	53	47
Working capital	7,535	25,215
Total assets	118,083	87,546
Total debt	17,524	—
Total shareholders’ equity	63,920	66,829

Reconciliation of Non-GAAP Financial Measures

(In Thousands, Except Per Share Amounts)

In accordance with Regulation G of the Securities and Exchange Commission, the table set forth below reconciles certain financial measures used in this press release that were not calculated in accordance with generally accepted accounting principles, or GAAP, with the most directly comparable financial measure calculated in accordance with GAAP.

	Three Months Ended
	(unaudited)
	September 30, 2014	September 30, 2013
Operating income (loss) — GAAP	$486	$(2,835)
Nonrecurring charges (a)	1,615	3,295
Adjusted operating income	$2,101	$460
Net loss — GAAP	$(29)	$(2,956)
Nonrecurring charges (a)	1,615	3,295
Adjusted net income	$1,586	$339

Loss per diluted share — GAAP	$(0.00)	$(0.12)
Nonrecurring charges per share (a)	0.06	0.13
Adjusted earnings per diluted share	$0.06	$0.01

(a)         In the third quarter 2014, the Company incurred $1.0 million of integration, restructuring and other charges primarily related to the integration of the Company’s recent acquisitions and legal fees for patent litigation and the Civil Investigative Demand.  The Company also incurred $0.6 million of other nonrecurring expense for duplicative labor due to the planned relocation of certain business functions.  In the third quarter 2013, the Company incurred $3.1 million related to integration, restructuring and other charges primarily related to patent litigation, the integration of the Company’s acquisitions and the creation of the Company’s holding company structure. The Company also incurred $0.2 million of other nonrecurring expense for duplicative labor due to the relocation of certain business functions.

	Three Months Ended
	(unaudited)
	September 30, 2014	September 30, 2013

Cash provided (used) by operating activities	$703	$2,882
Capital expenditures	(2,367)	(1,438)
Free cash flow	$(1,664)	$1,444

	Three Months Ended
	(unaudited)
	September 30, 2014	September 30, 2013

Operating income (loss) — GAAP	$486	$(2,835)
Nonrecurring charges	1,615	3,295
Depreciation and amortization expense	3,248	3,169
Stock compensation expense	694	794
Adjusted EBITDA	$6,043	$4,423

Reconciliation of Non-GAAP Financial Measures

(In Thousands, Except Per Share Amounts)

In accordance with Regulation G of the Securities and Exchange Commission, the table set forth below reconciles certain financial measures used in this press release that were not calculated in accordance with generally accepted accounting principles, or GAAP, with the most directly comparable financial measure calculated in accordance with GAAP.

	Nine Months Ended
	(unaudited)
	September 30, 2014	September 30, 2013
Operating loss — GAAP	$(3,611)	$(7,107)
Nonrecurring charges (a)	5,915	7,530
Adjusted operating income	$2,304	$423
Net loss — GAAP	$(8,139)	$(7,342)
Nonrecurring charges (b)	9,445	7,530
Adjusted net income	$1,306	$188

Loss per diluted share — GAAP	$(0.31)	$(0.29)
Nonrecurring charges per share (b)	0.36	0.30
Adjusted income per diluted share	$0.05	$0.01

(a)         In the first nine months of 2014, the Company incurred $5.0 million of integration, restructuring and other charges primarily due to legal fees related to patent litigation and the Civil Investigative Demand, as well as costs associated with the integration of the Mednet and BMS acquisitions.  The Company also incurred $0.9 million of other nonrecurring expense for duplicative labor due to the planned relocation of certain business functions.  In the first nine months of 2013, the Company incurred $6.8 million related to integration, restructuring and other charges primarily due to patent litigation, integration costs and costs associated with the creation of the Company’s holding company structure.  The Company also incurred $0.5 million of other nonrecurring expense for duplicative labor due to the relocation of certain business functions and $0.2 million for the forfeiture and acceleration of certain options.

(b)         In addition to the $5.9 million of nonrecurring charges incurred in the first nine months of 2014, the Company recorded a non-operating charge of $6.4 million for the potential settlement with the Department of Justice.  This was offset by a $2.9 million tax adjustment related to the acquisition of Mednet.

	Nine Months Ended
	(unaudited)
	September 30, 2014	September 30, 2013

Cash provided (used) by operating activities	$4,572	$7,044
Capital expenditures	(9,977)	(4,863)
Free cash flow	$(5,405)	$2,181

	Nine Months Ended
	(unaudited)
	September 30, 2014	September 30, 2013

Operating loss — GAAP	$(3,611)	$(7,107)
Nonrecurring charges	5,915	7,530
Depreciation and amortization expense	9,243	8,913
Stock compensation expense	2,662	2,368
Adjusted EBITDA	$14,209	$11,704